Exhibit 10.26

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of this        day of September, 2010 (this “Agreement”), by and between Beth Angelo (the “Executive”) and Body Central Acquisition Corp., a Delaware corporation (the “Company”).  As used in this Agreement, any reference to the “Company” means Body Central Acquisition Corp. and all of its existing or future parents, subsidiaries or affiliated corporations or entities and any division of any of them, as well as any of their successors or assigns.

W I T N E S S E T H:

WHEREAS, in connection with the Company’s contemplated initial public offering, the Company desires to set forth the terms and conditions by which the Company employs the Executive and to define the terms and conditions of such employment, and the Executive desires to accept such employment with the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and for other good and valuable consideration the receipt and sufficiency is hereby acknowledged, the parties agree as follows:

1.             Employment.  The Company hereby employs the Executive as its Chief Merchandising Officer, Executive Vice President and President of Direct Sales and the Executive hereby accepts employment with the Company as such, upon the terms and subject to the conditions set forth herein.

2.             Term.  The term of this Agreement shall commence effective upon the closing of the Company’s initial public offering (the “Effective Date”) and shall expire on December 31, 2013 (the “Initial Term”), and thereafter shall automatically renew for successive one-year periods (each such successive periods along with the Initial Term, the “Term”), unless either party issues written notice of non-renewal to the other party at least ninety (90) days prior to the end of the then current term, subject to earlier termination of employment in accordance with the provisions of Section 10 hereof.

3.             Position, Duties and Reporting Relationship.  During the Term, the Executive shall have such duties and responsibilities that are reasonably commensurate with her titles, and such other duties and responsibilities as may be reasonably assigned to her from time to time by the Company.  During the Term, the Executive shall use the Executive’s skills and render services to the best of the Executive’s abilities in performing her duties and responsibilities and shall not engage in any other business activities except with the prior written approval of the Company’s Board of Directors (the “Board”), or its duly authorized designee.  In addition, unless otherwise prohibited by law, governance policies or any listing requirements of any exchange on which the Company’s common stock then trades, and for so long as the Executive is sitting on the Company’s Board, the Executive shall be included on any committee designated or appointed to be responsible for interviewing and making a recommendation to the Board with respect to the offer of employment to any chief executive officer of the Company.

4.             Place of Performance.  The Executive shall perform her duties and responsibilities and conduct business at the principal executive offices of the Company in Jacksonville, Florida, except for required travel relating to the Company’s business.

5.                                       Compensation.

(a)           Base Salary.  During the Term, the Company shall pay the Executive a base salary (“Base Salary”) at the rate of no less than $29,166.66 per month (or $350,000 on an annualized basis).  At least once per year, the Board shall review Executive’s Base Salary and such Base Salary shall be subject to increase if so determined by the Board.  The Executive’s Base Salary shall be paid in accordance with the Company’s standard payroll policies in effect from time to time, and prorated for any partial year of employment.

(b)           Bonus.  During the Term, the Executive shall be entitled to participate in such annual bonus plans as are generally provided to the senior executives of the Company as determined by the Board from time to time (the “Bonus”); provided, that the Executive shall have the opportunity to earn a target bonus payout for any year of up to at least one hundred percent (100%) of her Base Salary.  The Bonus, if any, shall be payable at the same time bonuses are payable to the Company’s senior executives generally in accordance with the Company’s policies with respect thereto in effect from time to time, but in no event later than the end of the calendar year following the year in which earned.  Except as provided in Sections 11(b) and 11(c), to be eligible to receive such Bonus, the Executive must be employed by the Company on the last day of the performance period.

6.                                       Vacation, Holidays and Sick Leave.  During the Term, the Executive shall be entitled to four (4) weeks paid vacation, and such paid holidays and personal or sick leave per calendar year in accordance with the Company’s policies and procedures in effect from time to time for executive personnel.  Such vacation may be taken at the Executive’s discretion at such time or times as are not inconsistent with the reasonable business needs of the Company and do not interfere with the performance of the Executive’s duties to the Company.

7.                                       Business Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other business expenses incurred by the Executive in connection with the performance of her duties and responsibilities under this Agreement upon timely submission by the Executive of receipts and other documentation in accordance with the Company’s standard reimbursement policies and procedures in effect from time to time.  In addition, the Company will pay the dues payable in connection with the Executive’s membership in the Young Presidents’ Organization (including expenses incurred in attending such organization’s annual required regional meetings).

8.                                       Benefits.

(a)           The Executive shall be entitled to participate in the standard employee welfare and retirement benefit plans and programs made available to the Company’s employees generally, as such plans and programs may be in effect from time to time (the “Company Plans”).  Such participation shall be in accordance with the terms and conditions of such plans and programs and the Company’s standard policies and procedures with respect thereto.  The Company shall pay the entire premiums for medical insurance under the Company Plans for the Executive and her immediate family.

(b)           In addition, the Executive shall be entitled to reimbursement for expenses not covered by the Company Plans or otherwise for “medical care” (as such term is defined in Section 213 of the Internal Revenue Code of 1986, as amended) for her and her immediate family; provided, however, that such reimbursement shall not exceed in the aggregate $10,000 per year.

(c)                                  In no event shall the Executive be entitled to benefits pursuant to this Section 8 or pursuant to Section 9, below, following termination of employment for any reason prior to the expiration of the Term.

9.                                       Executive Perquisites.  The Company shall (i) pay the Executive an automobile allowance of $1,000 per month and (ii) provide Executive the use of a cell phone/blackberry.

10.                                 Termination of Employment.

(a)                                  General.  The Executive’s employment under this Agreement may be terminated under the circumstances described in, and in accordance with, this Section 10.

(b)                                 Death or Permanent Disability.

(i)            The Executive’s employment under this Agreement shall automatically terminate upon the death of the Executive.

(ii)           The Company may terminate the Executive’s employment under this Agreement if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive has been unable to perform the essential functions of her duties and responsibilities for a period of either (x) one hundred eighty (180) consecutive days, or (y) two hundred seventy (270) days (whether or not consecutive) during any period of eighteen (18) consecutive months (“Disability”), and no reasonable accommodation can be made (in the Board’s commercially reasonable determination) that will allow the Executive to perform such essential functions.

(c)                                  Termination by the Company.  The Company may terminate the Executive’s employment under this Agreement at any time, for any reason, whether or not for Cause (as defined below).  For purposes of this Agreement, the term “Cause” shall mean (A) the material failure or refusal by the Executive to perform the Executive’s lawful duties and responsibilities under this Agreement (other than any such failure resulting from the Executive’s Disability) which has not ceased within ten (10) days after a written demand for performance is received by the Executive from the Company, which demand identifies with reasonable particularity the manner in which the Company believes that the Executive has not so performed her duties and responsibilities; (B) the engagement by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct which violates Section 14 hereof) or an act of moral turpitude which is materially injurious to the Company, monetarily or otherwise; (C) the conviction of the Executive of, or the entering of a plea of nolo contendere by the Executive with respect to, a felony or a crime involving fraud, dishonesty or moral turpitude which is materially injurious to the Company, monetarily or otherwise; (D) the material breach by the Executive of this Agreement or the violation by the Executive of a material policy of the Company which is not cured within thirty (30) days following receipt of notice thereof from the Company (if such breach or violation is capable of being cured); or (E) the breach by the Executive of any of her fiduciary duties of loyalty and trust to the Company.

(d)                                 Termination by the Executive.  The Executive shall be entitled to voluntarily terminate her employment under this Agreement at any time, whether for Good Reason (as defined below) or for any reason or for no reason, provided, that the Executive shall give sixty (60) days prior written notice to the Company (the “Notice Period”), specifying the date as of which her termination is to become effective.  During the Notice Period, the Executive shall cooperate fully with the Company in recruiting, hiring and training any successor(s) and achieving a smooth transition of such of the Executive’s duties and responsibilities to such successors and other person(s) as may be designated by the Board.  The Company reserves the right to accelerate the date of termination with respect to a termination by the Executive of her employment under this Agreement by giving the Executive prior written notice; such acceleration, if any, shall not constitute termination without Cause by the Company or give rise to a termination by the Executive for Good Reason.  For purposes of this Agreement, the term “Good Reason” shall mean (x) a material diminution in the Executive’s duties or responsibilities without the Executive’s consent or the assignment of duties to the Executive which are materially inconsistent with her position, which reduction or assignment has not ceased within thirty (30) days after a written demand for correction is received by the Company from the Executive; provided, that the Executive shall not be entitled to terminate her employment for Good Reason so long as she is employed in a headquarters managerial position regardless of whether other persons are elevated to, or hired for superior positions, (y) any material breach by the Company of this Agreement which has not been cured within thirty (30) days following receipt by the Company of written notice thereof from the Executive, or (z) the Company’s provision to the Executive of written notice of nonrenewal of this Agreement as provided by Section 2 hereof.

(e)           Notice of Termination.  Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 17 hereof.  As used herein, the term “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances (if any) claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

11.                                 Compensation During Disability and Upon Termination or Death.

(a)           During any period that the Executive fails to perform the essential functions of her duties and responsibilities under this Agreement as a result of an incapacity due to physical or mental illness, which is expected to be of more than a thirty (30) day period (“Disability Period”), the Executive shall continue to receive her Base Salary at the rate then in effect and other benefits to which she is otherwise entitled under this Agreement for such period until her employment is terminated pursuant to Section 10 hereof; provided, that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive with respect to such period under any disability benefit plans of the Company, and which amounts were not previously applied to reduce any such payment unless the disability benefit plans require that the benefits paid thereunder shall be offset by the payments provided by this Section 11(a).

(b)           If the Executive’s employment is terminated by her death or for Disability by the Company, the Company shall pay to the Executive or her devisee, legatee or other designee or, if there is no such designee, to her estate, as the case may be, (i) any accrued and unpaid Base Salary; (ii) any earned but unpaid Bonus from any year prior to the year in which the date of termination occurs, to be paid in accordance with Section 5(b), above; and (iii) all other unpaid amounts and benefits, if any, to which the Executive is entitled as of the date of termination under any compensation plan or program of the Company then in effect in which the Executive participates, including but not limited to any stock options or other equity awards granted to the Executive upon their exercise in accordance with their terms (such amount under this clause (iii), the “Accrued Obligations”), at the time such payments (if any) are due in accordance with this Agreement, the terms of such plan or program and the Company’s standard policies and procedures with respect thereto.

(c)                                  Subject to the Executive’s compliance with Section 11(e) below and subject to the provisions of Section 11(g) below, if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason at any time during the Term, the Company shall pay to the Executive (i) an amount (the “Severance Amount”) equal to her Base Salary then in effect, to be paid in equal installments for a period of twelve months commencing sixty (60) days following the date of termination, to be paid according to the Company’s standard payroll policies in effect from time to time; (ii) any earned but unpaid Bonus from any year prior to the year in which such date of termination occurs, subject to and to be paid in accordance with Section 5(b), above; and (iii) all other Accrued Obligations, at the time such payments (if any) are due in accordance with this Agreement, the terms of any plan or program providing such Accrued Obligations, and the Company’s standard policies and procedures with respect thereto.

(d)                                 If Executive’s employment is terminated by the Executive for Good Reason, the obligations set forth in this Section 11 shall cease to exist if the Executive fails to provide the Company with 60 days’ prior written notice as required by Section 10(d) and/or fails to perform her duties during this interval of time.

(e)                                  In order to be entitled to the Severance Amount in Section 11(c) above, within sixty (60) days following the date of the Executive’s termination of employment, the Executive shall, at the direction of the Board which direction must be given on or prior to the date of termination, sign a waiver of all employment-related claims the Executive may have (including any claims under the Age Discrimination in Employment Act), other than (X) claims for indemnification and advancement of expenses made under Section 22 of this Agreement or pursuant to the provisions of the Company’s Certificate of Incorporation and By-laws for claims arising from service as an officer or director of the Company, (Y) claims relating to any breach by the Company of this Agreement and (Z) claims relating to the Executive’s entitlement to the Severance Amount, the Accrued Obligations or any earned but unpaid Bonus from any year prior to the year in which the Executive’s date of termination occurs.

(f)                                    Except as otherwise set forth in this Section 11, the Executive shall not be entitled to any severance or other compensation after termination other than payment of any portion of her Base Salary and Accrued Benefits through the date of her termination.

(g)                                 Section 409A

(i)            This section is intended to help ensure that compensation paid or delivered to the Executive pursuant to this Agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company does not warrant to the Executive that all compensation paid or delivered to the Executive for her services will be exempt from, or paid in compliance with, Section 409A. The Executive bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment of compensation for the Executives services on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.

(ii)           For the purposes determining when amounts otherwise payable on account of the Executive’s termination of employment will be paid, “termination of employment” or words of similar import, as used in this Agreement, shall mean the date as of which the Company and the Executive reasonably anticipate that no further services will be performed by the Executive and shall be construed as the date that the Executive first incurs a “separation from service” for purposes of Section 409A on or following termination of employment. Furthermore, if the Executive is a “specified employee” of a public company as determined pursuant to Section 409A as of her termination of employment, any amounts payable on account of the Executive’s termination of employment which constitute deferred compensation within the meaning of Section 409A, including the Severance Amount, and which are otherwise payable during the first six months following the Executive’s termination of employment shall be paid or provided to the Executive in a lump sum on the earlier of (1) the date of the Executive’s death and (2) the first business day of the seventh calendar month immediately following the month in which the Executive’s termination of employment occurs.

(iii)          Any taxable reimbursement of business or other expenses, or any provision of taxable in-kind benefits to the Executive, as specified under this Agreement, shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code (and, as a result, if there is a maximum dollar amount of expense reimbursement specified in this Agreement, only expenses in the first taxable year in which the Executive could incur eligible expenses shall be eligible for reimbursement, to the limitation specified); (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(iv)          In applying Section 409A to compensation paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

12.                                 Representations and Covenants.

(a)                                  The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

(b)                                 The Executive represents and warrants that she is not a party to any agreement or instrument that would prevent her from entering into or performing her duties in any way under this Agreement. The Executive agrees and covenants that she will submit to such physical examinations as may be necessary to facilitate the Company obtaining an insurance policy (in its discretion) for its benefit insuring the life of the Executive.

13.                                 Successors; Binding Agreement.

(a)                                  This Agreement is not assignable by the Company except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, provided that such successor expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)                                 This Agreement is a personal contract and the rights and interests of the Executive under this Agreement may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by her, except as otherwise expressly permitted by the provisions of this Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Executive and her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive’s employment shall terminate due to her death, any amounts payable to her under Section 11 hereof, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to her devisee, legatee or other designee or, if there is no such designee, to her estate.

14.                                 Confidentiality and Restrictive Covenants.

(a)                                  Ownership and Protection of Proprietary Information.

(i)            As used herein, the term “Confidential Information” shall mean data, information or business practices relating to the business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through her employment relationship with the Company and which is not generally known to the public, the industry or its competitors.  Notwithstanding the foregoing, the term Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Executive in breach of her obligations under this Agreement) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(ii)           As used herein, the term “Trade Secrets” shall mean data, information or business practices relating to the business of the Company (including, but not limited to, technical or non-technical data, formulas, compilations, programs, devices, methods, techniques, drawings, business processes, financial data, financial plans, product plans) which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(iii)          Confidentiality.  All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company.  Except to the extent necessary to perform her duties and responsibilities under this Agreement or to comply with applicable law, the Executive will hold such Confidential Information and Trade Secrets in strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(iv)          Return of Company Property.  Upon termination of the employment of the Executive with the Company for any reason, the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, the Company automobile and all information or data of the Company, whether or not constituting Confidential Information and Trade Secrets, (and all embodiments thereof) then in the Executive’s custody, control or possession.

(v)           Survival.  The covenants of confidentiality set forth in this Section 14(a) will apply on and after the Effective Date to any Confidential Information and Trade Secrets of the Company prior to or after the Effective Date.  The covenants restricting the use of Confidential Information will continue, and the confidentiality of such Confidential Information shall be maintained by the Executive, for a period of twenty-four (24) months following the expiration or earlier termination of the Term.  The covenants restricting the use of Trade Secrets will continue, and the confidentiality of such Trade Secrets will be maintained by the Executive, following the expiration or earlier termination of the Term for so long as permitted by Florida law.

(b)                                 Agreement Not to Compete.  The Executive agrees that commencing on the Effective Date and continuing for a period (the “Non-Competition Term”) of twelve (12) months following the expiration or earlier termination of the Term, the Executive will not (except on behalf of or with the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion), within the United States, either directly or indirectly, on the Executive’s own behalf, or in the service of or on behalf of others, engage, directly or indirectly, as a stockholder, investor, partner, member, director, officer, employee, consultant or otherwise in any Competing Business.  As used herein, the term “Competing Business” shall mean any business which has a principal line of business engaged in, or which derives a substantial portion of its revenue from, the retail sale of young women’s clothing, accessories or footwear, through stores, catalogues or the Internet.

(c)                                  Non Solicitation of Employees.  The Executive agrees that commencing on the Effective Date and continuing for a period of twenty-four (24) months following the expiration or earlier termination of the Term (the “Non-Solicitation Term”), the Executive shall not, directly or indirectly, on the Executive’s own behalf or in the service of or on behalf of others, solicit or induce any management-level employee of the Company, to terminate his or her employment with the Company in favor of employment by any other person, firm, corporation or other entity.  This provision will apply whether or not the employee who is solicited or induced to terminate his or her employment is employed pursuant to a written agreement and whether or not his or her employment is for a determined period or at-will.  Notwithstanding the foregoing, this provision shall not apply to prohibit the Executive from hiring her personal assistant or members of her family who are not officers or executives of the Company.

(d)                                 Non-Solicitation of Suppliers and Customers.  During the Non-Solicitation Term, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service of or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to a Competing Business, any individual person, firm, corporation or other entity that was an actual or prospective supplier or large-volume customer of the Company.

(e)                                  Enforcement of Covenants.  Without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in this Section 14, it is expressly agreed by the Executive and the Company that other remedies cannot fully compensate the Company for any violation by the Executive of the covenants contained in this Section 14 and that the Company shall be entitled to injunctive relief, without the necessity of proving actual monetary loss, to prevent any such violation or any continuing violation thereof.  The Company and the Executive further agree that all payments under this Agreement shall immediately cease and shall no longer be an obligation of the Company in the event of any violation of the covenants contained in Subsections (b), (c) or (d) of this Section 14 which is not cured within (10) days of written notice by the Company to the Executive of such violation or of a willful and material violation of the covenants contained in Section 14(a).  The Company and the Executive further agree that such forfeiture shall not be deemed to be liquidated damages for breach of such covenants.  Each party intends and agrees that if in any action before any court or agency legally empowered to enforce the covenants contained in this Section 14, any term, restriction, covenant or promise contained herein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

15.           Entire Agreement.  This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto.

16.           Amendment or Modification Waiver.  No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by another duly authorized officer of the Company.  No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

17.           Notices.  Any notice to be given under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, or sent by a nationally recognized overnight express service, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of under this Agreement in writing:

To Executive at:

Beth Angelo

1283 Ponte Vedra Blvd.

Ponte Vedra Beach, FL 32082

To the Company at:

Body Central Acquisition Corp.

6225 Powers Avenue

Jacksonville, Florida 32217

Attention:  General Counsel

Fax: 904-730-0638

Unless actual delivery is expressly required under this Agreement, any notice delivered personally, by courier or by overnight express mail service under this Section 17 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied with receipt confirmed, or if mailed, the earlier of the date of actual receipt or five (5) days following the placement of the notice with the U.S. mail with adequate posting for delivery.

18.           Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

19.           Survivorship.  The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations, including without limitation, the Company’s rights and the Executive’s covenants under Section 14 hereof.

20.           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of laws principles.

21.           Arbitration.  In the event of any dispute or claim relating to or arising out of this Agreement other than injunctive and other equitable relief regarding a dispute over the covenants contained in Section 14 hereof, such dispute shall be fully, finally and exclusively resolved by a panel of three neutral arbitrators to be mutually agreed upon by the parties.  Such arbitration will be decided under the employment dispute resolution rules of the American Arbitration Association and will be held in Jacksonville, Florida.  If the parties cannot agree upon such arbitrators within twenty (20) days after submission of a party’s request for arbitration in writing, the arbitrators will be selected in accordance with the procedures of the American Arbitration Association.  The cost of such arbitration shall be borne equally by the Company and the Executive.  The arbitrators shall have no power or authority to award punitive or special damages.  The parties agree that the existence, content and result of any arbitration proceeding shall be confidential, except to the extent that the Company determines it is required to disclose such matters in accordance with applicable laws.

22.           Indemnification.  The Company hereby agrees to indemnify and hold harmless Executive to the fullest extent permitted by the provisions of the laws of the jurisdiction of its incorporation against any liability, loss or expense (including reasonable attorney’s fees and costs incurred in defense of such claims) incurred in connection with the Executive’s services as an officer or director of the Company or any of its subsidiaries or affiliates.  Subject to the laws of the State of Delaware, the Company shall advance or cause its subsidiaries to advance all expenses (including all reasonable legal fees and expenses) incurred by the Executive in defending any such claim, action or proceeding, whether civil, administrative, criminal or otherwise.  To the extent of any inconsistency between this Section 22 and the terms and provisions of any indemnification agreement that the Company and the Executive may hereafter enter into, the terms and provisions of such indemnification agreement shall govern.

23.           Termination of Certain Provisions.  Notwithstanding any provision herein to the contrary, the provisions of Section 8(b) hereof shall terminate immediately prior to the consummation of (a) the initial public offering of the Common Stock of the Company, (b) any merger or consolidation of the Company with or into another person or entity or the sale or transfer of all or substantially all of the assets of the Company, in each case in a single transaction or in a series of related transactions, or (c)

any transaction in which the stockholders of the Company immediately prior to such transaction, together with any and all of such stockholders’ affiliates, do not own or hold, immediately after consummation of such transaction, at least a majority of the shares of outstanding capital stock of the Company.

24.           Tax Withholding.  All amounts payable and benefits provided by the Company under this Agreement are subject to withholding to the extent required by law to comply with all federal, state and local withholding tax requirements.

25.           Headings.  All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

26.           Foley & Lardner.  The Company agrees that Foley & Lardner LLP may represent the Executive in any matter relating to or arising out of this Agreement or the Executive’s claims against the Company and the Company hereby irrevocably waives any conflict of interest relating thereto arising out of Foley & Lardner LLP’s prior representation of the Company.

27.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BODY CENTRAL ACQUISITION CORP.

BY:
Carlo von Schroeter,
Chairman of Compensation Committee

EXECUTIVE:

Beth Angelo